                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                  EXCHANGE ACT OF 1934 (AMENDMENT NO.       )

FILED BY THE REGISTRANT /X/       FILED BY A PARTY OTHER THAN THE REGISTRANT / /

--------------------------------------------------------------------------------

Check the appropriate box:
/ / Preliminary Proxy Statement
/ / Definitive Proxy Statement
/X/ Definitive Additional Materials
/ / Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12 / / Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                           STRATUS COMPUTER, INC.
                (Name of Registrant as Specified In Its Charter)

                           STRATUS COMPUTER, INC.
                   (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
/X/ No fee required.
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1) Title of each class of securities to which transaction applies:

    2) Aggregate number of securities to which transaction applies:

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    4) Proposed maximum aggregate value of transaction:

    5) Total fee paid:

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

    2) Form, Schedule or Registration Statement No.:

    3) Filing Party:

    4) Date Filed:

--------------------------------------------------------------------------------

                             STRATUS COMPUTER, INC.
                             55 FAIRBANKS BOULEVARD
                        MARLBOROUGH, MASSACHUSETTS 01752

March 19, 1998

Dear Stockholder:

     You are cordially invited to attend the Annual Meeting of Stockholders of Stratus Computer, Inc., which will be held on Wednesday, April 22, 1998, at 2:00 PM, at the offices of the Company, 55 Fairbanks Boulevard, Marlborough, Massachusetts.

     The following Notice of Annual Meeting of Stockholders and Proxy Statement describes the items to be considered by the stockholders and contains certain information about Stratus' directors and executive officers.

     Please sign and return the enclosed proxy card as soon as possible in the envelope provided so that your shares can be voted at the meeting in accordance with your instructions. Even if you plan to attend the meeting, we urge you to sign and promptly return the enclosed proxy. You can revoke it at any time prior to the meeting, or vote your shares personally if you attend the meeting. We look forward to seeing you.

                                          Sincerely,

                                          /s/ Bruce I. Sachs

                                          BRUCE I. SACHS
                                          President and
                                          Chief Executive Officer

                             STRATUS COMPUTER, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON APRIL 22, 1998

     The Annual Meeting of Stockholders of Stratus Computer, Inc. (the "Company") will be held at the offices of the Company, 55 Fairbanks Boulevard, Marlborough, Massachusetts, on Wednesday, April 22, 1998, at 2:00 PM, for the following purposes:

        1. To elect two Class II directors for a three (3) year term.

        2. To ratify the selection by the Board of Directors of Ernst & Young LLP as the Company's independent auditors.

        3. To transact such other business as may properly come before the meeting or any adjournment of the meeting.

     Stockholders of record at the close of business on February 27, 1998 will be entitled to notice of and to vote at the meeting.

     All stockholders are cordially invited to attend the meeting.

                                          By order of the Board of Directors

                                          EILEEN CASAL, Assistant Clerk

Marlborough, Massachusetts
March 19, 1998

     WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES.

                             STRATUS COMPUTER, INC.
                             55 FAIRBANKS BOULEVARD
                        MARLBOROUGH, MASSACHUSETTS 01752
                                 (508) 460-2000

                              PROXY STATEMENT FOR
                         ANNUAL MEETING OF STOCKHOLDERS

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Stratus Computer, Inc. (the "Company"). The proxies will be used at the Annual Meeting of Stockholders to be held on April 22, 1998 and at any adjournment of that meeting. Each proxy will be voted in accordance with the instructions specified, and, if no instruction is specified, the proxy will be voted in favor of the proposals set forth in the Notice of Meeting. Any proxy may be revoked by a stockholder at any time before it is exercised by a written revocation, a subsequently dated proxy or an oral request at the meeting.

     The Board of Directors has fixed February 27, 1998 as the record date for the determination of stockholders entitled to vote at the meeting. On that date there were outstanding and entitled to vote 23,857,032 shares of common stock of the Company. Each share is entitled to one vote.

     A plurality of the shares voting is required for the election of directors. Approval of the other matter which is before the meeting will require the affirmative vote of the holders of a majority of the shares voting thereon. No votes may be taken at the meeting, other than a vote to adjourn, unless a quorum has been constituted consisting of the representation of a majority of the outstanding shares as of the record date. Votes will be tabulated by the Company's transfer agent subject to the supervision of persons designated by the Board of Directors as inspectors.

     All shares represented at the meeting, by holders present either in person or by proxy, will be deemed to be represented for purposes of constituting a quorum. Shares which are represented at a meeting but as to which the holder abstains from voting or has no voting authority in respect of a particular matter (such as in the case of a broker non-vote) will not be deemed to be voted on such matter and will not be the equivalent of negative votes on such matter.

     The following table sets forth, to the knowledge of the Company, the only beneficial owners of more than 5% of the Company's outstanding common stock as of February 27, 1998. This information is based on the most recent statements on
Schedule 13G filed with the Securities and Exchange Commission or on other information available to the Company.

                                                                  SHARES OF
                                                                 COMMON STOCK
                      NAME AND ADDRESS                        BENEFICIALLY OWNED    PERCENT
                      ----------------                        ------------------    -------
Morgan Stanley, Dean Witter, Discover & Co.(1)..............      3,118,411         13.07%
("MSDWD Group")
  1585 Broadway
  New York, NY 10036
Lazard Freres & Co. LLC (2).................................      1,412,860          5.92%
  30 Rockefeller Plaza
  New York, NY 10281

---------------
(1) Consists of shares held by investors whose accounts are managed by Miller Anderson & Sherred LLP and other subsidiaries of MSDWD Group. MSDWD Group has shared voting power as to 2,740,384 and shared investment power as to all such shares.
(2) Consists of shares held by investors whose accounts are managed by Lazard Freres & Co. LLC ("LFC"). LFC has sole voting power as to 1,325,160 and sole investment power as to all such shares.

     The Company's Annual Report to Stockholders for the year ended December 28, 1997 is being mailed to stockholders together with this Proxy Statement. The date of mailing of this Proxy Statement is expected to be on or about March 19, 1998.

                             ELECTION OF DIRECTORS
                               (ITEM 1 OF NOTICE)

     There are currently three Class I directors, two Class II directors and three Class III directors. The present terms of the Class III and Class I directors extend until the 1999 and 2000 Annual Meetings of Stockholders, respectively. The present terms of the Class II directors expire at the 1998 Annual Meeting, and the Board has fixed at two the number of Class II directors to be elected at the meeting.

     The proxy will be voted to elect as Class II directors the two nominees (Mr. Ferri and Mr. Hendrie), unless authority to vote for the election of directors is withheld by marking the proxy to that effect or the proxy is marked with the names of directors as to whom authority to vote is withheld. Each of the nominees is presently a director of the Company and has consented to serve if re-elected.

     Each Class II director will be elected to hold office until the third annual meeting of stockholders following the 1998 Annual Meeting (2001) and until a successor is elected and qualified. If a nominee becomes unavailable, the proxy may be voted for the election of a substitute, unless authority has been withheld as to that nominee.

     Set forth below are the names of each nominee and the positions and offices held by him, his age at February 27, 1998, the year in which he became a director of the Company, his principal occupation and business experience for at least the last five years, and the names of other publicly-held companies for which he/she serves as a director. Following that is the same information regarding the other directors of the Company whose term of office will continue after the meeting.

CLASS II DIRECTORS -- NOMINEES FOR ELECTION AT THE ANNUAL MEETING TO BE HELD APRIL 22, 1998

                 NAME, PRINCIPAL OCCUPATION                   DIRECTOR
           BUSINESS EXPERIENCE AND DIRECTORSHIPS               SINCE        AGE
           -------------------------------------              --------      ---
Paul J. Ferri...............................................    1981        59
  He has been, since 1978, a general partner of Hellman,
  Ferri Investment Associates, since 1982, a general partner of Matrix Partners, L.P., since 1985, a general partner of
  Matrix Partners II, L.P., since 1990, a general partner of
  Matrix Partners III, L.P., since 1995, a general partner
  of Matrix Partners IV, L.P., and since January 1998, a
  general partner of Matrix Partners V, L.P., all of which
  are venture capital investment partnerships. Mr. Ferri is
  a director of BancTec, Inc., a manufacturer of
  check-processing equipment, VideoServer, Inc. a
  manufacturer of video conference and networking equipment,
  Applix Inc., a developer of real-time software products,
  and TechForce, Corp., a provider of integrated network
  support solutions.
Gardner C. Hendrie..........................................    1985        65
  He has been, since May 1985, a private investor and
  independent consultant, and since 1987, a general partner
  of Sigma Partners, a venture capital investment
  partnership. Mr. Hendrie was a founder of the Company and, from 1980 through 1985, served the Company as an executive officer in various senior engineering management
  positions. Mr. Hendrie is a director of Geotel
  Communications Corporation, a manufacturer of enterprise
  level call processing software.

CLASS III DIRECTORS -- TERMS EXTENDING TO 1999

                 NAME, PRINCIPAL OCCUPATION                   DIRECTOR
           BUSINESS EXPERIENCE AND DIRECTORSHIPS               SINCE        AGE
           -------------------------------------              --------      ---
Alexander V. d'Arbeloff.....................................    1980        70
  He has been, from 1971 to 1977, President and Chief
  Executive Officer, from 1977 to 1996, President, Chairman
  and Chief Executive Officer, from January 1996 to May
  1997, Chairman and Chief Executive Officer, and since May
  1997, Chairman of Teradyne, Inc., a producer of automatic
  test equipment for the electronics industry. Mr.
  d'Arbeloff is a director of Teradyne, Inc., PRI
  Automation, Inc., a semiconductor equipment manufacturer,
  BTU Corporation, a manufacturer of thermal processing
  equipment, and Geotel Communications Corporation, a
  manufacturer of enterprise level call processing software.
  Since July 1, 1997, Mr. d'Arbeloff has been Chairman of
  the Massachusetts Institute of Technology Corporation.
Robert M. Morrill...........................................    1983        60
  He was, from July 1983 through December 1990, a general
  partner of H and Q Investment Partners, a venture capital
  investment partnership. Since January 1991, Mr. Morrill
  has been a private investor. From February 1996 to
  February 1997, Mr. Morrill served as President and Chief
  Executive Officer of VMARK Software, Inc., a supplier of
  database and application development software which
  changed its name to Ardent Software, Inc. in 1998. Mr.
  Morrill is a director of Ardent Software, Inc.
Paul J. Severino............................................    1997        51
  In 1981, he co-founded and, until 1985, served as
  President, Chief Executive Officer and Director of
  Interlan, Inc., a manufacturer of ethernet connectivity
  products. In 1986 he co-founded and, until October 1994,
  served as President, Chief Executive Officer and Director
  of Wellfleet Communications, Inc., a manufacturer of fault resilient inter-networking systems and services. From 1994 until November 1996, he served as Chairman of BayNetworks,
  Inc., which resulted from the merger of Wellfleet
  Communications, Inc. and Synoptics Communications, Inc.
  Mr. Severino is a Director of BayNetworks, Inc., Media
  100, Inc., a manufacturer of nonlinear digital video
  editing products, and the Chairman and a Director of
  NetCentric, Inc., a developer of Internet infrastructure
  software.

CLASS I DIRECTORS -- TERMS EXTENDING TO 2000

                 NAME, PRINCIPAL OCCUPATION                   DIRECTOR
           BUSINESS EXPERIENCE AND DIRECTORSHIPS               SINCE        AGE
           -------------------------------------              --------      ---
William E. Foster...........................................    1980        53
  Mr. Foster is a founder of the Company and he was, from
  1980 to January 1996, Chairman and Chief Executive Officer
  of the Company. From 1980 until November 1993, Mr. Foster
  also served as President of the Company. From January 1996 he has been Chairman and from August 1996 until May 1997
  he also served as President and Chief Executive Officer of the Company. Mr. Foster is director of Avid Technology,
  Inc., a developer of audio/video editing software and
  VideoServer, Inc., a manufacturer of video conference and
  networking equipment.
Candy M. Obourn.............................................    1995        47
  Mrs. Obourn has served in the following management
  positions for Eastman Kodak Company: 1989-1990, General
  Manager, Data Processing Products, Business Imaging
  Systems; 1990-1991, Assistant to the Chairman of the
  Board; 1990-1993, Vice President and Director of
  Information Systems and Business Processes; 1993-1995,
  Vice President and General Manager of Business Imaging
  Systems; and 1995-present, President, Business Imaging
  Systems.
Bruce I. Sachs..............................................    1997        38
  Mr. Sachs has been, from May 1989 to March 1991, Director
  of Engineering; from March 1991 to December 1992, Vice
  President of Engineering; from December 1992 to July 1993,
  Executive Vice President; and from August 1993 to December
  1995, President and Chief Executive Officer of Xylogics,
  Inc., a LAN access company. After the December 1995
  acquisition of Xylogics by BayNetworks, Inc., he served as
  Vice President and General Manager of BayNetworks Internet
  Telecom Business Group until April 1997. In May 1997, Mr.
  Sachs joined the Company as a Director, President and
  Chief Executive Officer. Mr. Sachs is also a Director of
  Media 100, Inc., a manufacturer of nonlinear digital video editing products.

                   STOCK OWNERSHIP OF DIRECTORS AND OFFICERS

     The following table sets forth information as of February 13, 1998 as to shares of common stock of the Company beneficially owned by each of the directors and the named executive officers of the Company and the directors and all executive officers as a group. Except as otherwise indicated, each person has sole investment and voting power with respect to the shares owned.

                                                               BENEFICIAL OWNERSHIP
                                                                  OF COMMON STOCK
                                                              -----------------------
                                                              NUMBER OF    PERCENT OF
                                                              SHARES(1)    OWNERSHIP
                                                              ---------    ----------
Alexander V. d'Arbeloff.....................................     66,909        .28%
Paul J. Ferri...............................................     47,312        .20%
William E. Foster(2)........................................    249,681       1.04%
Gardner C. Hendrie..........................................     25,500        .11%
Robert M. Morrill(3)........................................     26,551        .11%
Candy M. Obourn.............................................     13,000        .05%
Bruce I. Sachs..............................................    800,000       3.23%
Paul J. Severino............................................     12,000        .05%
Stephen C. Kiely............................................    130,634        .54%
Edward J. Mezzanotte........................................     49,078        .20%
J. Donald Oldham............................................    117,656        .49%
David M. Weishaar...........................................    100,000        .42%
All directors & executive officers as a group (17
  persons)..................................................  1,939,142       7.53%

---------------

(1) Includes 1,501,301 shares which may be acquired within sixty days after February 13, 1998 by exercise of stock options by the directors and named executive officers as follows: Mr. d'Arbeloff, 42,000; Mr. Ferri, 32,000; Mr. Foster 165,000; Mr. Hendrie, 25,500 ; Mr. Morrill, 16,551; Mrs. Obourn, 13,000; Mr. Sachs, 800,000; Mr. Severino, 12,000; Mr. Kiely 130,000; Mr.
    Mezzanotte 48,750; Mr. Oldham 116,500; Mr. Weishaar, 100,000; all directors and executive officers as a group 1,801,239 Of those shares, 402,864 would be fully vested as to all directors and named executive officers and 428,540 would be fully vested as to all directors and all executive officers as a group within that sixty day period, and the holders would have investment and voting powers; the remaining shares would be subject to vesting, and the holders would have voting but not investment powers until the shares vested.

(2) Excludes 42,000 shares held by Mr. Foster's wife, beneficial ownership of which he disclaims.

(3) Includes 10,000 shares held by Morrill Associates Limited Partners, of which Mr. Morrill and members of his family are partners.

               MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES

     During 1997, the Board of Directors of the Company held six (6) meetings. Each incumbent director attended at least 75% of the aggregate number of the meetings of the Board and the meetings of the committees of the Board on which he or she served.

     The Board of Directors has an Audit Committee which held one meeting during 1997. The current members of the Audit Committee are Messrs. Ferri, Morrill and Hendrie, all of whom are non-employee directors. The principal functions of the Committee are to review matters relating to the examination of the Company by its independent auditors and its accounting control procedures.

     The Board of Directors has a Compensation and Stock Option Committee which held one meeting during 1997. The current members of this Committee are Messrs. d'Arbeloff, Severino and Mrs. Obourn, all of whom are non-employee directors. The principal functions of the Committee are to fix the compensation of senior management and to administer the grant of options under the Company's stock option plans.

     The Board of Directors has a Structure and Nominating Committee which held its first meeting in 1998. The current members of this Committee are Messrs. Foster, Severino and Mrs. Obourn. The principal functions of the Committee are to consider and recommend criteria and procedures for the selection of nominees for election to the board and to assist the board in recruiting and interviewing board and executive management candidates.

                             EXECUTIVE COMPENSATION

I.  SUMMARY COMPENSATION TABLE

     The following table sets forth all compensation paid by the Company for services rendered to the Company and its subsidiaries in all capacities during the fiscal years ended December 28, 1997, December 29, 1996 and December 31, 1995, to the two persons who served as chief executive officer ("CEO") during fiscal year 1997 and the four most highly paid persons other than the CEO who were serving as executive officers on December 28, 1997 (the "named executive officers").

                                                                      LONG TERM
                                                   ANNUAL            COMPENSATION
                                                COMPENSATION       ----------------
             NAME AND                        -------------------     SHARES UNDER        ALL OTHER
        PRINCIPAL POSITION                   SALARY(1)    BONUS     OPTION AWARDS     COMPENSATION(1)
      (AT DECEMBER 28, 1997)          YEAR      ($)        ($)          (#)(2)              ($)
      ----------------------          ----   ---------   -------   ----------------   ---------------
William E. Foster(2)...............   1997    400,010    428,750        40,000              4,800
  Chairman                            1996    353,666    106,000       120,000              4,500
                                      1995    415,012          0        30,000                  0
Bruce I. Sachs(3)..................   1997    278,642    310,962       800,000                  0
  President and
  Chief Executive Officer
J. Donald Oldham...................   1997    264,992    318,780        30,000              4,800
  Vice President                      1996    240,000    125,680       100,000              4,500
  Worldwide Sales                     1995    220,000          0        25,000                  0
Stephen C. Kiely...................   1997    280,669    179,280        30,000              4,800
  Vice President                      1996    246,176    115,380       130,000              4,500
  Platform Products                   1995    220,004          0        40,000                  0
David M. Weishaar..................   1997    255,000    175,880        25,000              4,800
  Vice President                      1996    230,000    106,040        95,000              4,500
  World wide Operations and           1995    220,000          0        15,000                  0
  Chief Quality Officer
Edward J. Mezzanotte(4)............   1997    198,653    123,390        40,000                  0
  Vice President                      1996     29,230          0        10,000                  0
  Stratus Software Group

---------------

(1) Salary includes amounts deferred by the named executive officer and all Other Compensation consists exclusively of the Company's contribution under the Company's capital accumulation plan established pursuant to Section 401
    (k) of the Internal Revenue Code. Under the capital accumulation plan, each participant may defer up to fifteen percent (15%) of his annual salary up to an annual maximum amount prescribed by IRS regulations ($9,500 in 1997). The Company matches such deferrals to the extent of achievement by the Company of certain profit goals.

(2) Mr. Foster served as President and Chief Executive Officer until his resignation in May 1997. Upon his resignation, the Company entered into an agreement with Mr. Foster pursuant to which he will continue as an employee through January 30, 2001, subject to his earlier voluntary termination. Pursuant to the agreement, Mr. Foster will receive total compensation of $1,500,000 for the entire period, payable on a bi-weekly basis, for performing duties related to the Company's Strategic Planning Program, Product Planning and Development Process, and Customer, Market and Channel Enhancement and Development Programs.

(3) Mr. Sachs began his employment with Stratus in April 1997 and assumed the positions of President and Chief Executive Officer in May 1997. Upon his employment, the Company entered into an agreement with Mr. Sachs pursuant to which he was guaranteed a minimum of $850,000 as total compensation for the first twelve (12) months of his employment. The agreement also provides a guaranteed payment of two (2) years base salary (approximately $900,000 at present) plus immediate vesting of all unvested options, in the event his employment with the Company is terminated for any reason other than his resignation or certain acts constituting cause.

(4) Mr. Mezzanotte began his employment with Stratus in November 1996 and was promoted to Vice President, Stratus Software Group in October 1997.

II.  OPTION GRANTS TABLE

     The following table sets forth information with respect to stock options granted by the Company to the named executive officers in the fiscal year ended December 28, 1997.

                                                      INDIVIDUAL GRANTS
                              -----------------------------------------------------------------
                                            % OF TOTAL
                                              OPTIONS
                                            GRANTED TO
                               OPTIONS       EMPLOYEES     EXERCISE      MARKET
                              GRANTED(1)     IN FISCAL       PRICE        PRICE      EXPIRATION
            NAME              (# SHARES)       YEAR        ($/SHARE)    ($/SHARE)       DATE
            ----              ----------   -------------   ---------   -----------   ----------
William E. Foster...........    40,000          1.96%           26.75     26.75       01/13/07
Bruce I. Sachs..............   200,000          9.80%           28.00     43.00       05/19/07
                               200,000          9.80%           43.00     43.00       05/19/07
                               400,000         19.61%           33.625   35.125       04/23/07
J. Donald Oldham............    30,000          1.47%           26.75     26.75       01/13/07
Stephen C. Kiely............    30,000          1.47%           26.75     26.75       01/13/07
David M. Weishaar...........    25,000          1.22%           26.75     26.75       01/13/07
Edward J. Mezzanotte........    30,000          1.47%           32.625   32.625       10/27/07
                                10,000           .49%           26.75     26.75       01/13/07


                                      POTENTIAL REALIZABLE
                                        VALUE AT ASSUMED
                                      ANNUAL RATES OF STOCK
                                     PRICE APPRECIATION FOR
                                           OPTION TERM
                              -------------------------------------
            NAME                  0%         5%(2)        10%(2)
            ----                  --         -----        ------
William E. Foster...........           0   $  672,917   $ 1,705,304
Bruce I. Sachs..............  $3,000,000   $8,408,497   $16,706,181
                                       0   $5,408,497   $13,706,181
                              $  600,000   $9,435,975   $22,992,075
J. Donald Oldham............           0   $  504,683   $ 1,278,978
Stephen C. Kiely............           0   $  504,683   $ 1,278,978
David M. Weishaar...........           0   $  420,574   $ 1,065,814
Edward J. Mezzanotte........           0   $  615,531   $ 1,559,875
                                       0   $  168,229   $   426,326

---------------
(1) All options granted are exercisable in full, but shares purchased may not be disposed of and are subject to repurchase by the Company at the exercise price until they vest. Shares vest at the rate of 6.25% per quarter over a four (4) year period from the date of grant, subject to acceleration upon certain change-of-control events. Such events include a tender offer for or acquisition of 30% or more of the stock of the Company by any person or group, a sale or merger pursuant to which the stock of the Company is converted into cash or other property, and a majority of the Board ceasing to consist of the current members or successors nominated by the current members. Shares vest in full upon such an event .

(2) As required by the rules of the Securities and Exchange Commission, potential values are stated based on the prescribed assumption that the common stock will appreciate in value from the date of grant to the end of the option term at rates (compounded annually) of 5% and 10%, respectively, and therefore do not reflect past results and are not intended to forecast possible future appreciation, if any, in the price of the common stock.

III.  OPTION EXERCISES AND FISCAL YEAR END OPTION VALUE TABLE

     The following table sets forth, for the named executive officers, the number of shares for which stock options were exercised in the fiscal year ended December 28, 1997, the realized value or spread (the difference between the exercise price and market value on date of exercise), and the number and unrealized spread of the unexercised options held by each at fiscal year end.

                                                                              NUMBER OF        VALUE OF
                                                                             UNEXERCISED      UNEXERCISED
                                                 SHARES                       OPTIONS AT     IN-THE-MONEY
                                                ACQUIRED         VALUE          FY-END        OPTIONS AT
                   NAME                      ON EXERCISE(1)     REALIZED    (# SHARES)(2)      FY-END(2)
                   ----                      ---------------   ----------   --------------   -------------
William E. Foster..........................      42,500        $1,271,525      215,000        $3,017,500
Bruce I. Sachs.............................           0                 0      800,000        $1,500,000
J. Donald Oldham...........................      21,710        $  701,701      106,500        $1,293,375
Stephen C. Kiely...........................      10,000        $  340,313      120,000        $1,560,000
David M. Weishaar..........................      22,000        $  816,063      100,000        $1,287,812
Edward J. Mezzanotte.......................       1,250        $   35,000       48,750        $  240,625

---------------

(1) Does not include 1,156 shares purchased by Mr. Oldham; 634 shares purchased by Mr. Kiely; and 328 shares purchased by Mr. Mezzanotte during 1997 under the Company's Employee Stock Purchase Plan.

(2) All shares shown are exercisable in full, but are subject to the vesting provisions described in note (1) to the Option Grants Table above. The following number of shares held by the named executive officers were vested as of fiscal year-end: Mr. Foster, 107,750 shares; Mr. Sachs, 100,000 shares; Mr. Oldham, 24,600 shares; Mr. Kiely 25,000 shares; Mr. Weishaar 23,124 shares and Mr. Mezzanotte 3,125 shares.

                             DIRECTORS COMPENSATION

     Each director of the Company who is not an employee is paid $17,000 per year and $1,000 for each meeting of the Board attended. In addition, members of the Audit Committee, Compensation and Stock Option Committee, Structure and Nominating Committee and any other special committees formed from time to time are paid $1,000 for each meeting of such committee attended. Directors of the Company who are not employees have also been granted stock options annually in connection with the performance of their duties. In 1997, each non-employee director was granted an option for the purchase of 4,000 shares at an exercise price equal to the fair market value at the time of grant. Options granted to non-employee directors are exercisable in full, but the underlying shares vest over a four (4) year period from the date of grant, subject to acceleration upon certain change-of-control events. The Stratus Non-Qualified Common Stock Option Plan currently provides that each non-employee director shall receive option awards of 8,000 shares upon first joining the Board and 4,000 shares each year.

     The following report on executive compensation and the Performance Graph on page 17 shall not be incorporated by reference into any filings by the Company with the Securities and Exchange Commission.

               COMPENSATION AND STOCK OPTION COMMITTEE REPORT ON
                             EXECUTIVE COMPENSATION

     This report, prepared by the Compensation and Stock Option Committee, addresses the Company's executive compensation policies and the basis on which fiscal 1997 executive officer compensation determinations were made. The Committee (aided by compensation professionals employed by the Company) designs and approves all components of executive compensation.

     To ensure executive compensation is designed and administered in an objective manner, the Committee's members are all non-employee directors. The duty of the Committee is to set the base salary and variable compensation for all executive officers, as well as the design of all other elements of the executive compensation program.

     POLICY: The Company's overall policy for compensating its executive officers continues to be to establish aggregate compensation levels which (i) provide appropriate incentives for individual and Company performance (ii) are sufficiently competitive within the computer/high-technology industry to retain and, when necessary, attract executive officers who are capable of leading the Company to achieve its business objectives, (iii) reward outstanding performance and (iv) tie the interests of the Company's executives to the interests of the Company's stockholders.

     The principal components of the executive compensation programs are base salary, variable bonus, and stock options, as described below. In addition, executives are eligible to participate, on a non-discriminatory basis, in various benefit programs provided to all full-time employees, including the capital accumulation and employee stock purchase plans and the group medical, disability and life insurance programs. In reaching its decisions with regard to actual compensation levels, the Committee takes into consideration all elements of the program rather than any one element in isolation.

     Competitive market data is obtained by using market standard surveys. This competitive market data compares the Company's compensation programs to those of a group of computer/high-technology companies consisting of substantially the same companies as the industry index shown on the performance graph below. The Company's overall compensation is generally targeted at the mid-range of the comparison group.

     BASE SALARY AND VARIABLE BONUS: The 1997 executive compensation program was designed to directly tie a significant portion of the executive officers' compensation to the performance of the Company. Consistent with the foregoing, Mr. Foster's base salary for 1997 was set at approximately the same rate as it had been at the end of 1996 and his targeted bonus was approximately 46.67% of his aggregate targeted compensation. His actual bonus for 1997 was based upon the Company exceeding certain goals for revenue and earnings per share as well as attainment of certain individual goals. Mr. Sachs' base salary and targeted bonus were based upon discussion with him prior to joining the Company as President and Chief Executive Officer in May 1997. Mr. Sach was guaranteed that his minimum bonus in respect of the first twelve months of his employment would be $400,000. His actual bonus for 1997 was at a slightly higher rate than the minimum based upon the Company exceeding certain goals for revenue and earnings per share. The Committee determined that the overall targeted compensation was approximately at the mid-range of compensation for Chief Executive Officers of comparable companies.

     Approximately 55.62% of the aggregate targeted annual compensation for the other four named executive officers for 1997 consisted of base salaries, and the remainder consisted of potential bonuses based upon the attainment of certain individuals goals in combination with the Company meeting or exceeding designated financial performance goals established for bonus purposes. The overall targeted annual compensation for each of the executive officers was determined by the Committee to be approximately at the mid-range of compensation for similar positions in comparable companies.

     STOCK OPTIONS: The Committee believes that stock ownership by executive officers is important in aligning management and stockholder interests in the long-term enhancement of stockholder value. Since the early years of the Company, stock options have been granted to executive officers and other key employees annually. With the exception of Mr. Sachs (as noted in the Option Grants Table), the options granted to the named executive officers have exercise prices equal to the fair market value of the stock on the date of grant and vest over either a five or four year period.

     The number of shares for which options were granted to executive officers in 1997 was determined by the Committee based upon several factors, including the executive's position, his past and future expected performance, the competitive survey data as described above, and the number of shares under options previously granted.

     COMPENSATION NOT QUALIFYING FOR TAX DEDUCTIBILITY: Section 162(m) of the Internal Revenue Code provides in general that compensation to certain individual executive officers during any year in excess of $1 million is not deductible by a public company. Some performance-based compensation is exempt from the deduction limitation, including values realized in respect of stock options under certain circumstances (e.g. options granted at fair market value exercise prices under a plan approved by stockholders and administered by a committee of outside directors). It is the policy of the Committee to preserve the deductibility of compensation to the extent consistent with other compensation objectives but, if required by such other objectives, to authorize compensation and benefits which may exceed the deduction limitation. The Committee believes that, given the general range of salaries and bonuses for and the nature of options granted to executive officers of the company, the $1 million threshold of Section 162(m) will not be reached in the foreseeable future by any executive officer of the Company with the exception of Mr. Sachs, whose salary and bonuses, together with values which may be realized upon exercise in respect of certain of the options granted to him, could exceed the annual threshold.

                                            Compensation and Stock Option
                                            Committee

                                            Alexander V. d'Arbeloff
                                            Candy M. Obourn
                                            Paul J. Severino

                            STOCK PERFORMANCE GRAPH

     The following Performance Graph assumes an investment of $100 on December 31, 1992 and compares annual percentage changes thereafter in the market price of the Company's common stock with a broad market index (S&P 500) and an industry index (S&P Computer System). The Company paid no dividends during the periods shown; the performance of the indexes is shown on a total return (dividend reinvestment) basis. The graph lines merely connect year-end dates and do not reflect fluctuations between those dates.

                       [STOCK PERFORMANCE GRAPH OMITTED]

                       Close of Business at Calendar Year

                           92         93         94         95       96       97
Stratus                  100.00      92.61     112.17     102.21    78.60   109.07
S&P Computer Systems     100.00     103.79     134.02     178.38   265.10   385.83
S&P 500                  100.00     110.07     111.53     153.44   184.53   240.53

               COMPENSATION AND STOCK OPTION COMMITTEE INTERLOCKS
                           AND INSIDER PARTICIPATION

     The current members of the Compensation and Stock Option Committee who also served during 1997 are Messrs. d'Arbeloff, Severino, and Mrs. Obourn. In 1997 Messrs. Ferri and Morrill were also members of the Committee through July 22, 1997. None of the members of the Committee had any interlocking or insider relationships during 1997 with the Company or its executive officers.

                            SECTION 16(a) REPORTING

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, officers and persons who own more than ten percent of its common stock to file reports with the Securities and Exchange Commission disclosing their ownership of stock in the Company and changes in such ownership. Copies of such reports are also required to be furnished to the Company. Based solely on a review of the copies of such reports received by it, the Company believes that during and in respect of the fiscal year ended December 28, 1997 all such filing requirements were complied with.

                    RATIFICATION OF APPOINTMENT OF AUDITORS
                               (ITEM 2 OF NOTICE)

     Subject to approval by the stockholders, the Board of Directors has selected the firm of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending January 3, 1999.

     Although there is no legal requirement that this matter be submitted to a vote of the stockholders, the Board of Directors believes that the selection of independent auditors is of sufficient importance to seek stockholder ratification. In the event the selection of Ernst & Young LLP is not ratified by the affirmative vote of a majority of the shares represented and voting at the meeting, the Board will reconsider its selection.

     Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting of Stockholders. They will have an opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from stockholders.

                                 OTHER MATTERS

     The Board of Directors does not know of any other matters which may come before the meeting. However, if any other matters are properly presented at the meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise to act, in accordance with their judgment on such matters.

     All costs of solicitation of proxies will be borne by the Company. In addition to solicitations by mail, the Company's directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone and personal interviews. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting materials to the owners of stock held in their names, and the Company will reimburse them for their out-of-pocket expenses in this connection. The Company has retained Corporate Investors Communications, Inc. to aid in the solicitation of proxies, which company will receive a fee and reimbursement of expenses estimated not to exceed an aggregate of $15,000, all of which will be borne by the Company.

     Proposals of stockholders intended to be presented at the 1999 Annual Meeting of Stockholders must be received by the Company at its principal executive offices not later than November 17, 1998, for inclusion in the proxy statement for that meeting. Other requirements for inclusion are set forth in Rule 14a-8 under the Securities Exchange Act of 1934 as amended.

                                          By order of the Board of Directors

                                          EILEEN CASAL, Assistant Clerk

March 19, 1998

     The Board of Directors hopes that stockholders will attend the meeting. Whether or not you plan to attend, you are urged to complete, date, sign and return the enclosed proxy in the accompanying envelope. Prompt response will greatly facilitate arrangements for the meeting, and your cooperation will be appreciated. Stockholders who attend the meeting may vote their stock personally even though they have sent in their proxies.

                                                                    0650-1998-PS

                                  DETACH HERE

                                      PROXY

                             STRATUS COMPUTER, INC.

                     PROXY SOLICITED BY BOARD OF DIRECTORS

                       FOR ANNUAL MEETING APRIL 22, 1998

     The undersigned stockholder of Stratus Computer, Inc. hereby appoints Alexander V. d'Arbeloff, William E. Foster, Robert M. Morrill, Candy M. Obourn, Bruce I. Sachs, and Paul J. Severino, or any one or more of them, attorneys and proxies for the undersigned with power of substitution in each to act for and to vote, as designated below, with the same force and effect as the undersigned, all shares of Stratus Computer, Inc. common stock standing in the name of the undersigned at the Annual Meeting of Stockholders of Stratus Computer, Inc. to be held at the Company's offices, 55 Fairbanks Boulevard, Marlborough, Massachusetts on April 22, 1998 at 2:00 P.M. and any adjournments thereof.

     WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL GRANT AUTHORITY TO VOTE FOR ALL NOMINEES FOR CLASS II DIRECTORS AND WILL BE VOTED "FOR" THE OTHER PROPOSAL. THE PROXY WILL BE VOTED IN ACCORDANCE WITH THE HOLDER'S BEST JUDGMENT AS TO ANY OTHER MATTERS.

             To elect two Class II Directors for a three-year term.

                 NOMINEES: Paul J. Ferri and Gardner C. Hendrie

SEE REVERSE SIDE. If you wish to vote in accordance with the Board of Directors' recommendations, just sign on the reverse side. You need not mark any boxes.



------------                                                     -----------
 SEE REVERSE      CONTINUED AND TO BE SIGNED ON REVERSE SIDE     SEE REVERSE
    SIDE                                                             SIDE
------------                                                     -----------

                                  DETACH HERE


[X]Please mark
   votes as in
   this example.

   IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

   The undersigned hereby acknowledges receipt of the said meeting and the related Proxy Statement.
   The Board of directors recommends a votes FOR Proposals 1 and 2.

-------------------------------------------------------------------------------
                 FOR  WITHHELD                            FOR  AGAINST  ABSTAIN
1. Election of   [ ]    [ ]      2. Ratify Ernst & Young  [ ]    [ ]      [ ]
   Directors (see                   LLP as independent
   reverse side)                    auditors.

[ ]
   --------------------------------------
   For all nominees except as noted above
-------------------------------------------------------------------------------

                              MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT  [ ]



                              Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.


Signature: ______________ Date: _______ Signature: _______________ Date:_______